Exhibit 99.1

Flotek Industries 10603 W. Sam Houston Pkwy N., Suite 300 Houston, TX 77064 Ph: 713-849-9911 www.flotekind.com

FLOTEK ANNOUNCES FOURTH QUARTER AND FULL YEAR 2018 RESULTS

— Recent Sale of Florida Chemical Provides Significant Increase in Financial Flexibility —

HOUSTON, March 6, 2019 — Flotek Industries, Inc. (“Flotek” or the “Company”) (NYSE: FTK) today announced results for the three and twelve months ended December 31, 2018. Since the results of the Company’s Consumer and Industrial Chemistry Technologies (“CICT”) segment are presented as discontinued operations for all periods, the financial discussion and comparisons substantially relate to Flotek’s continuing operations.

Full Year and Fourth Quarter Highlights

•

Increased customer adoption of the Company’s Prescriptive Chemistry Management® (“PCM®”) platform throughout 2018 and completed the Company’s transition to a full-service wellsite delivery offering in major domestic basins.

•	Continued to gain traction in key international regions, particularly with multiple clients in the Middle East.

•

Executed strategic cost reduction initiatives since the beginning of 2017 that have resulted in $19 million of total run rate savings in fourth quarter 2018 corporate general and administrative (“G&A”) and Research & Innovation (“R&I”) expenses, excluding stock compensation.

•	Enhanced corporate governance with the addition of two new independent and strategic members to Flotek’s Board of Directors during the year, while three long-standing board members stepped down.

•	Increased depth of Company’s executive leadership team through the appointment of a highly-experienced Chief Financial Officer at the end of the fourth quarter of 2018.

•	Grew fourth quarter 2018 domestic revenues by approximately 6% from the third quarter.

Financial Summary

•

Generated revenue of $43.4 million for the fourth quarter of 2018, as compared to $53.7 million for the third quarter and $55.3 million for the fourth quarter of 2017. Revenue for the full year 2018 was $177.8 million versus $243.1 million for 2017.

•

Increased fourth quarter 2018 income from continuing operations to $9.9 million, or $0.17 per diluted share, from a third quarter loss of $4.9 million, or $0.08 loss per diluted share, and a loss of $8.4 million, or $0.15 loss per diluted share, for the fourth quarter of 2017. For the full-year 2018, loss from continuing operations was $73.1 million, or $1.26 loss per diluted share, versus a loss of $17.5 million, or $0.30 loss per diluted share, for 2017.

•

Reported a fourth quarter 2018 adjusted loss from continuing operations of $6.1 million, or $0.10 loss per diluted share, as compared to a loss of $4.4 million, or $0.08 loss per diluted share, for the third quarter and a loss of $0.4 million, or $0.01 loss per diluted share, for the fourth quarter of 2017. Adjusted loss from continuing operations was $33.5 million, or $0.58 loss per diluted share, for the full-year 2018 versus $8.3 million, or $0.14 loss per diluted share, for 2017.

•

Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), was a loss of $6.0 million for the fourth quarter of 2018, as compared to $0.6 million of earnings for the third quarter and $5.5 million of earnings for the fourth quarter of 2017. Full-year 2018 Adjusted EBITDA was a loss of $15.2 million versus $13.4 million of earnings in 2017.

•

Improved net debt position as of December 31, 2018, to $46.7 million, down $4.9 million from $51.6 million at September 30, 2018. Subsequent to December 31, 2018, and as a result of closing on the sale of Florida Chemical Company, LLC (“FCC”) effective February 28, 2019, Flotek received net proceeds of approximately $165 million, after transaction costs and a working capital adjustment, and paid off the entire outstanding balance on its credit facility of $53.8 million. Transaction price and net proceeds are subject to customary post-closing adjustments.

Adjusted EBITDA and Adjusted Income from Continuing Operations are Non-GAAP financial measures and are described and reconciled to the closest GAAP measure in the attached tables at the end of this release.

John Chisholm, Flotek’s Chairman, President and Chief Executive Officer, commented, “2018 was a transformative year for Flotek, having transitioned the majority of our channel to market directly to the operator, through our full-service PCM® wellsite delivery offering. We accomplished this evolution amidst rapidly changing market dynamics, and I appreciate all of the hard work and dedication by our valued team of employees as we moved through this process. In addition, while we have not completed our strategic and targeted cost-reduction efforts, I am pleased with the results and progress over the past year. We will continue our austere identification and execution of additional opportunities to expeditiously remove costs from the business in order to best position the Company for long-term success.

“During the fourth quarter 2018, and despite a broader slowdown in industry activity, Flotek’s domestic revenues increased 6% over the prior quarter, and, excluding a single large third quarter customer order, our international revenues held relatively flat quarter-over-quarter. Domestic revenue growth was driven primarily by strength in our Mid-Continent region. On the international front, we continued to see increased traction with multiple clients in the Middle East, while large differentials and the political climate kept Canada at relatively low activity levels for us. Importantly, our PCM® business grew to comprise the majority of our domestic business, as the industry continues to seek opportunities to structurally improve costs by de-coupling the supply chain, while driving greater transparency, control and efficacy in their fluid systems. This is a trend that Flotek has championed and will continue to lead as we leverage our direct-to-operator partnership approach and focus on reservoir-centric fluid systems that enhance and improve performance. This led to some margin erosion as we incurred higher associated operating expenses to deliver to our client’s wellsite, and we are actively executing on a number of initiatives to lower these associated costs.”

Sale of Florida Chemical and Recent Initiatives

•

Announced on January 11, 2019, a $175 million all-cash transaction (the “Transaction”) for the sale of FCC to Archer Daniels Midland Company (“ADM”). As part of the Transaction, Flotek established reciprocal supply agreements with ADM to (1) secure citrus terpene for an initial term of five years and expected negligible impact to cost of goods sold, and (2) provide ADM with technical blending capacity by Flotek of certain industrial product lines for FCC.

•

Closed the Transaction effective February 28, 2019, with the Company receiving net proceeds of approximately $165 million, after related transaction fees and working capital adjustments. In conjunction with the Transaction, Flotek paid down the remaining balance of its credit facility. Transaction price and net proceeds are subject to customary post-closing adjustments.

•

Formed the Strategic Capital Committee, chaired by independent director David Nierenberg, which will review and provide recommendations to Flotek’s Board of Directors as to the best use of remaining net proceeds of $111 million from the Transaction.

•

Targeting additional reductions across G&A and R&I expenses that are expected to be fully realized by late 2019, and implementing additional key operational initiatives in 2019 to drive greater manufacturing and logistics efficiencies.

Fourth Quarter 2018 Financial Results

For the three months ended December 31, 2018, Flotek reported revenue of $43.4 million, a decrease of $11.9 million, or 21.4%, compared to $55.3 million in the same period of 2017. Revenue decreased $10.3 million, or 19.1%, compared to the third quarter of 2018.

Flotek reported income from continuing operations for the three months ended December 31, 2018 of $9.9 million, an increase of $18.3 million compared to a loss of $8.4 million in the same period of 2017, primarily due to the recognition of income tax benefit in the three months ended December 31, 2018 that more than offset the reduction in pretax income from continuing operations for the three months ended

December 31, 2018 versus December 31, 2017. Income (loss) from continuing operations similarly increased $14.8 million compared to third quarter 2018. Contributing to the increase over prior periods was the reversal of a valuation allowance against the Company’s deferred tax assets due to the anticipated sale of FCC. Flotek reported income per diluted share from continuing operations for the three months ended December 31, 2018 of $0.17 compared to a loss of $0.15 for the three months ended December 31, 2017.

Excluding select items totaling $16.0 million, net of tax, or $0.27 per share, adjusted EPS from continuing operations was a loss of $0.10 per share for the three months ended December 31, 2018, compared to a loss of $0.01 for the three months ended December 31, 2017. (See our Reconciliation of Non-GAAP Items and Non-Cash Items Impacting Earnings at the conclusion of this release.)

Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) for the three months ended December 31, 2018, was a loss of $9.5 million, compared to earnings of $3.2 million for the three months ended December 31, 2017. Adjusted EBITDA, which excludes select items, for the three months ended December 31, 2018 was a loss of $6.0 million compared to fourth quarter 2017 positive adjusted EBITDA of $5.5 million and third quarter 2018 positive adjusted EBITDA of $0.6 million. Management believes that adjusted EBITDA provides useful information to investors to better assess and understand operating performance and cash flows. (See the Reconciliation of Non-GAAP Items and Non-Cash Items Impacting Earnings at the conclusion of this release.)

Full Year 2018 Financial Results

For the twelve months ended December 31, 2018, revenue was $177.8 million, a decrease of $65.3 million, or 26.9%, compared to $243.1 million in 2017.

Income (loss) from continuing operations for the twelve months ended December 31, 2018 was a loss of $73.1 million, or $1.26 loss per diluted share, a decrease of $55.6 million compared to a loss of $17.5 million, or $0.30 loss per diluted share in 2017.

Excluding select items of $39.5 million, net of tax, or $0.68 per share, adjusted EPS from continuing operations was a loss of $0.58 for the twelve months ended December 31, 2018, compared to a loss of $0.14 for the twelve months ended December 31, 2017.

EBITDA for the twelve months ended December 31, 2018, was a loss of $68.2 million, compared to earnings of $0.5 million for the twelve months ended December 31, 2017. Adjusted EBITDA, which excludes select items, for the full-year 2018 was a loss of $15.2 million, compared to positive full year 2017 adjusted EBITDA of $13.4 million.

Balance Sheet and Liquidity

Net debt at December 31, 2018, was $46.7 million, including $3.0 million in cash and $49.7 million of borrowings on the Company’s credit facility, which is $4.9 million lower as compared to net debt of $51.6 million as of September 30, 2018. Flotek’s net working capital position as of December 31, 2018 was $110.5 million, including cash of $3.0 million.

In conjunction with closing the Transaction effective February 28, 2019, the Company paid down the entirety of its credit facility borrowings, which totaled $53.8 million and is expected to save nearly $3 million in annual interest expense from year-end 2018 levels. Additionally, it expects to have meaningfully lower working capital levels as its energy segment typically exhibits higher inventory turns and lower levels of international accounts receivable, which typically carry longer payment periods.

Outlook

Mr. Chisholm concluded, “Last week’s sale of Florida Chemical to ADM came on the heels of divesting two non-core segments in 2017, and was a win-win for both companies on multiple fronts. We secured our key raw material supply of citrus terpene for our Energy Chemistry Technologies business, which was our original investment thesis in 2013, while ADM will be able to fully realize the growth potential of Florida Chemical’s increasing market opportunity within Flavors and Fragrance applications. Both parties will also benefit through the opportunity to jointly explore and develop next generation technologies for the oil and gas and agricultural industries. Finally, the Transaction provides substantial financial flexibility as we focus on prudently growing our position as a pure-play provider of customized, performance-enhancing chemistry solutions to the upstream oil and gas industry.

“Our go-forward efforts are focused on managing our business to profitability and market share wins at a $50 per barrel WTI oil price environment. We will do this by continuing our laser-focus on cost reduction initiatives from top to bottom. Beyond our G&A and R&I streamlining efforts, we are working to improve our overall operational efficiencies, which will drive higher gross margins. We will also continue to innovate upon our best-in-class suite of custom chemistry solutions optimized for the reservoir, based on our growing technical knowledge and experience from PCM®, to meet the needs of our clients. A growing base of E&P’s are increasingly focused on decoupling their development programs and optimizing their fluid design to ultimately improve their overall reservoir recoverability. Flotek is differentiated by its expanding platform of innovative, cost-effective solutions which can further enhance operators’ return on capital. Our PCM® platform and broad portfolio of value-added chemistries are helping to drive higher returns on our clients’ invested capital, and we look forward to demonstrating the value that our performance chemistry brings as an important next step in lowering their cost per BOE.”

Conference Call Details

Flotek will host a conference call on Thursday, March 7, at 9:00 AM CT (10:00 AM ET) to discuss its operating results for the three and twelve months ended December 31, 2018. To participate in the call, participants should dial 877-870-4263 approximately 5 minutes prior to the start of the call. The call can also be accessed from Flotek’s website at www.flotekind.com.

About Flotek Industries, Inc.

Flotek develops and delivers prescriptive, reservoir-centric chemistry technologies to oil and gas clients designed to address every challenge in the lifecycle of the reservoir and maximize recovery in both new and mature fields. Flotek’s inspired chemists draw from the power of bio-derived solvents to deliver solutions that enhance energy production. Flotek serves major and independent energy producers and oilfield service companies, both domestic and international. Flotek Industries, Inc. is a publicly traded company headquartered in Houston, Texas, and its common shares are traded on the New York Stock Exchange under the ticker symbol “FTK.” For additional information, please visit Flotek’s web site at www.flotekind.com.

Forward-Looking Statements

Certain statements set forth in this Press Release constitute forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) regarding Flotek Industries, Inc.‘s business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this Press Release.

Although forward-looking statements in this Press Release reflect the good faith judgment of management, such statements can only be based on facts and factors currently known to management. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, demand for oil and natural gas drilling services in the areas and markets in which the Company operates, competition, obsolescence of products and services, the Company’s ability to obtain financing to support its operations, environmental and other casualty risks, and the impact of government regulation.

Further information about the risks and uncertainties that may impact the Company are set forth in the Company’s most recent filings on Form 10-K (including without limitation in the “Risk Factors” Section), and in the Company’s other SEC filings and publicly available documents. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this Press Release. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this Press Release.

Flotek Industries, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in thousands, except share data)

	December 31, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$3,044	$4,584
Accounts receivable, net of allowance for doubtful accounts of $1,190 and $673 at December 31, 2018 and December 31, 2017, respectively	37,047	34,897
Inventories, net	27,289	32,460
Income taxes receivable	3,161	2,826
Assets held for sale	118,470	54,508
Other current assets	5,771	8,649

Total current assets	194,782	137,924
Property and equipment, net	45,485	52,786
Goodwill	—	37,180
Deferred tax assets, net	18,663	12,713
Other intangible assets, net	26,827	22,048
Other long-term assets	126	527
Assets held for sale	—	66,710

TOTAL ASSETS	$285,883	$329,888

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$15,011	$10,394
Accrued liabilities	10,335	13,793
Interest payable	8	43
Liabilities held for sale	9,174	12,450
Current portion of long-term debt	49,731	27,950

Total current liabilities and total liabilities	84,259	64,630

Commitments and contingencies
Equity:
Preferred stock, $0.0001 par value, 100,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.0001 par value, 80,000,000 shares authorized; 62,162,875 shares issued and 57,342,279 shares outstanding at December 31, 2018; 60,622,986 shares issued and 56,755,293 shares outstanding at December 31, 2017	6	6
Additional paid-in capital	343,536	336,067
Accumulated other comprehensive income (loss)	(1,116)	(884)
Retained earnings (accumulated deficit)	(107,565)	(37,225)
Treasury stock, at cost; 3,770,224 and 3,621,435 shares at December 31, 2018 and December 31, 2017, respectively	(33,237)	(33,064)

Flotek Industries, Inc. stockholders’ equity	201,624	264,900
Noncontrolling interests	—	358

Total equity	201,624	265,258

TOTAL LIABILITIES AND EQUITY	$285,883	$329,888

Flotek Industries, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended			Twelve Months Ended
	12/31/2018	12/31/2017	9/30/2018	12/31/2018	12/31/2017
Revenue	$43,449	$55,299	$53,709	$177,773	$243,106
Costs and expenses:
Operating expenses	41,963	41,160	45,647	159,808	188,744
Corporate general and administrative	6,833	7,719	7,476	31,467	41,492
Depreciation and amortization	2,282	2,430	2,258	9,216	9,768
Research and development	2,302	3,536	2,350	10,356	13,130
(Gain) loss on disposal of long-lived assets	(563)	(109)	58	(443)	292
Impairment of goodwill	—	—	—	37,180	—

Total costs and expenses	52,817	54,736	57,789	247,584	253,426

(Loss) income from operations	(9,368)	563	(4,080)	(69,811)	(10,320)

Other (expense) income:
Interest expense	(964)	(450)	(746)	(2,866)	(2,168)
Loss on sale of business	—	—	(360)	(360)	—
Loss on write-down of assets held for sale	—	—	—	(2,580)	—
Other income (expense), net	(2,441)	174	10	(5,040)	1,096

Total other expense	(3,405)	(276)	(1,096)	(10,846)	(1,072)

(Loss) income before income taxes	(12,773)	287	(5,176)	(80,657)	(11,392)
Income tax benefit (expense)	22,715	(8,640)	307	7,215	(6,112)

Income (loss) from continuing operations	9,942	(8,353)	(4,869)	(73,442)	(17,504)
(Loss) income from discontinued operations, net of tax	(1,385)	(136)	937	2,743	(9,891)

Net income (loss)	8,557	(8,489)	(3,932)	(70,699)	(27,395)
Net loss attributable to noncontrolling interests	1	—	—	358	—

Net income (loss) attributable to Flotek Industries, Inc. (Flotek)	$8,558	$(8,489)	$(3,932)	$(70,341)	$(27,395)

Amounts attributable to Flotek shareholders:
Income (loss) from continuing operations	$9,943	$(8,353)	$(4,869)	$(73,084)	$(17,504)
(Loss) income from discontinued operations, net of tax	(1,385)	(136)	937	2,743	(9,891)

Net income (loss) attributable to Flotek	$8,558	$(8,489)	$(3,932)	$(70,341)	$(27,395)

Basic earnings (loss) per common share:
Continuing operations	$0.17	$(0.15)	$(0.08)	$(1.26)	$(0.30)
Discontinued operations, net of tax	(0.02)	—	0.02	0.05	(0.17)

Basic earnings (loss) per common share	$0.15	$(0.15)	$(0.06)	$(1.21)	$(0.47)

Diluted earnings (loss) per common share:
Continuing operations	$0.17	$(0.15)	$(0.08)	$(1.26)	$(0.30)
Discontinued operations, net of tax	(0.02)	—	0.02	0.05	(0.17)

Diluted earnings (loss) per common share	$0.15	$(0.15)	$(0.06)	$(1.21)	$(0.47)

Weighted average common shares:
Weighted average common shares used in computing basic earnings (loss) per common share	58,517	57,196	58,319	57,995	57,580
Weighted average common shares used in computing diluted earnings (loss) per common share	58,517	57,196	58,319	57,995	57,580

Flotek Industries, Inc.

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	Twelve Months Ended
	12/31/2018	12/31/2017
Cash flows from operating activities:
Net income (loss) attributable to Flotek Industries, Inc. (Flotek)	$(70,341)	$(27,395)
Income (loss) from discontinued operations, net of tax	2,743	(9,891)

Income (loss) from continuing operations	(73,084)	(17,504)
Adjustments to reconcile loss from continuing operations to net cash (used in) provided by operating activities:
Depreciation and amortization	9,216	9,768
Amortization of deferred financing costs	400	472
Provision for doubtful accounts	839	157
Provision for excess and obsolete inventory	2,418	388
Impairment of goodwill	37,180	—
Loss on sale of business	360	—
Loss on write-down of assets held for sale	2,580	—
(Gain) loss on sale of assets	(443)	292
Stock compensation expense	7,050	10,643
Deferred income tax (benefit) provision	(5,950)	181
Reduction in tax benefit related to share-based awards	709	1,989
Changes in current assets and liabilities:
Accounts receivable, net	(2,606)	4,076
Inventories, net	2,597	(3,442)
Income taxes receivable	(1,116)	8,008
Other current assets	3,177	12,001
Accounts payable	4,631	(8,528)
Accrued liabilities	(8,739)	(6,175)
Interest payable	(35)	19

Net cash (used in) provided by operating activities	(20,816)	12,345

Cash flows from investing activities:
Capital expenditures	(3,559)	(4,197)
Proceeds from sales of businesses	1,665	18,490
Proceeds from sale of assets	1,387	689
Purchase of patents and other intangible assets	(1,602)	(456)

Net cash (used in) provided by investing activities	(2,109)	14,526

Cash flows from financing activities:
Repayments of indebtedness	—	(9,833)
Borrowings on revolving credit facility	277,599	383,160
Repayments on revolving credit facility	(255,818)	(393,776)
Debt issuance costs	(111)	(579)
Purchase of treasury stock related to share-based awards	(173)	(1,729)
Proceeds from sale of common stock	341	654
Repurchase of common stock	—	(5,203)
Proceeds from exercise of stock options	—	21
Loss from noncontrolling interest	(358)	—

Net cash provided by (used in) financing activities	21,480	(27,285)

Discontinued operations:
Net cash used in operating activities	1,296	4,102
Net cash provided by investing activities	(1,303)	(4,078)

Net cash flows provided by discontinued operations	(7)	24

Effect of changes in exchange rates on cash and cash equivalents	(88)	151

Net (decrease) increase in cash and cash equivalents	(1,540)	(239)
Cash and cash equivalents at the beginning of period	4,584	4,823

Cash and cash equivalents at the end of period	$3,044	$4,584

Flotek Industries, Inc.

Unaudited Reconciliation of Non-GAAP Items and Non-Cash Items Impacting Earnings

(in thousands, except per share data)

GAAP Income (Loss) from Continuing Operations and Reconciliation to Adjusted Net Income (Loss) (Non-GAAP)

	Three Months Ended			Twelve Months Ended
	12/31/2018	12/31/2017	9/30/2018	12/31/2018	12/31/2017
Income (Loss) from Continuing Operations (GAAP)	$9,943	$(8,353)	$(4,869)	$(73,084)	$(17,504)
Impact of 2017 Tax Act to Income Tax Expense	—	7,308	—	—	7,308
Deferred Tax Asset Valuation Allowance	(18,924)	—	158	2,855	—
Select Items Impacting Earnings, net of tax	2,889	657	284	36,682	1,851

Adjusted Net Income (Loss) (Non-GAAP)	$(6,092)	$(388)	$(4,427)	$(33,547)	$(8,345)

Weighted Average Shares Outstanding (Fully Diluted)	58,517	57,196	58,319	57,995	57,580

Adjusted Earnings (Loss) Per Share (Fully Diluted)	$(0.10)	$(0.01)	$(0.08)	$(0.58)	$(0.14)

Select Items Impacting Earnings
Executive Retirement & Severance:
Stock Compensation Expense	—	—	—	—	887
Cash Payments	1,712	1,011	—	1,712	1,961
Loss on Sale of Business	—	—	360	360	—
Inventory Write-down	—	—	—	1,000	—
Impairment of Goodwill	—	—	—	37,180	—
Loss on Write-down of Assets Held For Sale	—	—	—	2,580	—
Discontinuation of Corporate Projects	1,945	—	—	3,165	—
Expenses Relating to Closing of Business Venture	—	—	—	436	—

Total Select Items	$3,657	$1,011	$360	$46,433	$2,848

Less income tax effect at 21% for 2018 and 35% for 2017	(768)	(354)	(76)	(9,751)	(997)

Select Items Impacting Earnings, net of tax	$2,889	$657	$284	$36,682	$1,851

* Management believes that adjusted Net Income for the three and twelve months ended December 31, 2018 and December 31, 2017, and the three months ended September 30, 2018, is useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods. Management views the expenses noted above to be outside of the Company’s normal operating results. Management analyzes operating results without the impact of the above items as an indicator of performance, to identify underlying trends in the business and cash flow from continuing operations, and to establish operational goals.

Unaudited Reconciliation of Non-GAAP Items and Non-Cash Items Impacting Earnings

(in thousands)

GAAP Income (Loss) from Continuing Operations and Reconciliation to Adjusted EBITDA (Non-GAAP)

	Three Months Ended			Twelve Months Ended
	12/31/2018	12/31/2017	9/30/2018	12/31/2018	12/31/2017
Income (Loss) from Continuing Operations (GAAP)	$9,943	$(8,353)	$(4,869)	$(73,084)	$(17,504)
Interest Expense	964	450	746	2,866	2,168
Income Tax (Benefit) Expense	(22,715)	8,640	(307)	(7,215)	6,112
Depreciation and Amortization	2,282	2,430	2,258	9,216	9,768

EBITDA (Non-GAAP)	$(9,526)	$3,167	$(2,172)	$(68,217)	$544

Stock Compensation Expense	480	1,426	2,312	7,050	10,643
Loss (Gain) on Sale of Assets	(563)	(109)	58	(443)	292
Loss on Sale of Business	—	—	360	360	—
Inventory Write-down	—	—	—	1,000	—
Impairment of Goodwill	—	—	—	37,180	—
Loss on Write-down of Assets Held For Sale	—	—	—	2,580	—
Discontinuation of Corporate Projects	1,945	—	—	3,165	—
Expenses Relating to Closing of Business Venture	—	—	—	436	—
Cash Executive Retirement and Severance Expense	1,712	1,011	—	1,712	1,961

Adjusted EBITDA (Non-GAAP)	$(5,952)	$5,495	$558	$(15,177)	$13,440

* Management believes that adjusted EBITDA for the three and twelve months ended December 31, 2018 and December 31, 2017, and the three months ended September 30, 2018, is useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods. Management views the expenses noted above to be outside of the Company’s normal operating results. Management analyzes operating results without the impact of the above items as an indicator of performance, to identify underlying trends in the business and cash flow from continuing operations, and to establish operational goals.

Investor Inquiries, contact:

Elizabeth Wilkinson

Chief Financial Officer

Flotek Industries

E: IR@flotekind.com

P: (713) 726-5376

Media Inquiries, contact:

Danielle Allen

Senior Vice President

Global Communications & Technology Commercialization

E: DAllen@flotekind.com

P: (713) 726-5322

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